Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Purchase of Certain Diomed Assets in the United States Approved by Bankruptcy Court

Acquisition of Certain Diomed Assets in the United States and the United Kingdom Expected to Close on or About June 16, 2008

Transaction to Strengthen AngioDynamics’ Presence in Endovenous Laser Market for Treatment of Varicose Veins

QUEENSBURY, NY (June 3, 2008) – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that the United States Bankruptcy Court for the District of Massachusetts, Western Division, has granted an order approving AngioDynamics’ purchase of certain United States assets of Diomed Holdings and its wholly-owned subsidiary, Diomed, Inc.  The sale conditions are set forth in a definitive asset purchase agreement, whereby AngioDynamics has agreed to pay $8 million in cash for the United States assets and $3 million in cash for certain United Kingdom Assets of Diomed Limited.  The final purchase price will be subject to adjustment for changes in working capital at the closing date.  The Company expects to simultaneously close the purchase of both the United States and United Kingdom assets on or about June 16, 2008.

 “The acquisition of Diomed’s United States and United Kingdom assets will greatly strengthen our worldwide presence in the high-growth market to treat varicose veins,”  said Eamonn Hobbs, President and CEO of AngioDynamics.  “The acquisition, combined with the recent settlement with VNUS Medical that provides us with a license to certain patents for use in endovenous laser therapy, enhances our ability to provide physicians with innovative technologies for superior patient care.  We believe Diomed’s endovenous laser products will be an excellent complement to our venous product line and once the purchase closes we will begin to integrate the businesses and expand our sales organization in both the United States and overseas.”

On April 10, 2008, AngioDynamics announced it had entered into asset purchase agreements with Diomed Holdings, Inc., Diomed, Inc., and Diomed Limited for the acquisition of certain assets of Diomed’s business in the United States and United Kingdom.  The agreement with Diomed Holdings, Inc. and Diomed, Inc. was subject to an auction process administered by the bankruptcy court as a result of Diomed’s Chapter 11 bankruptcy proceedings.  Diomed’s United States and United Kingdom businesses are engaged in the sale of systems for the endovenous laser treatment of varicose veins, and in the 12-month period ending September 30, 2007, Diomed had worldwide sales of $25.4 million.  The agreements do not provide for the acquisition of any interest in Diomed’s legal judgment award against Vascular Solutions.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to consummate the purchase of the Diomed businesses described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

###